Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-1 of our report dated June 28, 2024, relating to the consolidated financial statements of Global Development Engineering Company Limited, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ OneStop Assurance PAC

Singapore

June 28, 2024